UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Five9, Inc.
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FIVE9, INC.
Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, California 94583

ADDITIONAL MATERIALS
RELATING TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2018

On April 3, 2018, Five9, Inc. (the “Company”) filed its proxy statement (the “Proxy Statement”) relating to its 2018 Annual Meeting of Stockholders (the “Annual Meeting”) with the Securities and Exchange Commission, and made the Proxy Statement available on the Internet on that same day. Subsequent to that date, the Board of Directors of the Company (the “Board”) appointed, effective as of May 3, 2018, Rowan Trollope as the Company’s Chief Executive Officer and as a Class II director of the Company with a term set to expire at the 2019 Annual Meeting of Stockholders. In connection with this appointment, Barry Zwarenstein will no longer serve as Interim Chief Executive Officer of the Company, effective as of May 3, 2018, but will continue to serve as Chief Financial Officer of the Company.

These additional materials have been prepared to provide stockholders with information regarding the Company’s new Chief Executive Officer and director that would have been included in the Proxy Statement had Mr. Trollope been appointed prior to the filing of the Proxy Statement. You are not being asked to vote for or ratify the appointment of Mr. Trollope at the upcoming Annual Meeting, as our Class II directors are not being elected by Company stockholders at this meeting.

Additionally, these additional materials have been prepared to provide supplemental information regarding Mr. DeWalt to further assist stockholders in their consideration of Mr. DeWalt for election as a Class I director to our Board.

These additional materials are being provided solely for informational purposes.

Appointment of New Chief Executive Officer and Director
Rowan Trollope was appointed, effective as of May 3, 2018, as the Chief Executive Officer and as a Class II director of the Company with a term set to expire at the 2019 Annual Meeting of Stockholders.

Business Experience of Mr. Trollope
Rowan Trollope, age 45, is a 26-year veteran of the enterprise software industry. Prior to being appointed the Chief Executive Officer and a director of the Company, Mr. Trollope served as Senior Vice President and General Manager, Applications Group at Cisco Systems, Inc., an information technology company, since October 2015. From November 2012 to October 2015, Mr. Trollope served as Senior Vice President and General Manager, Collaboration Technology Group of Cisco. Mr. Trollope has also served as a director of VeriFone Systems, Inc. since May 2017. Mr. Trollope was selected to serve on our Board because of the perspective he will bring to our Board as Chief Executive Officer and his extensive experience in the technology industry.

Compensation and Other Arrangements with Mr. Trollope
In connection with Mr. Trollope’s appointment, the Company and Mr. Trollope entered into an offer letter dated April 7, 2018 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Trollope will receive an initial base salary of $575,000 and will be eligible to earn an annual bonus with a target amount of 115% of his base salary under the Company’s 2018 Executive Bonus Program, subject to the achievement of corporate performance targets the Compensation Committee approved in February 2018, and with any bonus paid in his first quarter of employment prorated based on his start date. In addition, Mr. Trollope will be eligible to receive benefits under the Key Employee Severance Benefit Plan (the “KESP”) as a Tier 1 Participant, except that upon a Constructive Termination (as defined in the Offer Letter) that is not in connection with a change in control, Mr. Trollope will also receive (1) a lump sum cash payment equal to 12 months of his then-current base salary and (2) continued health insurance coverage for 12 months. The Company will also grant Mr. Trollope a restricted stock unit award (“RSU”) with a target dollar value of $14.0 million, which will vest as to one-third of the total number of shares subject to the RSU on June 3, 2019 and one-twelfth of the total number of shares subject to the RSU every three months thereafter, in each case, subject to his continued service with the Company on each vesting date, except that if he is terminated without cause or incurs a Constructive Termination prior to June 3, 2019, such RSU will become vested through his termination date as if the RSU had been subject to quarterly vesting. The Company and Mr. Trollope also entered into an indemnification agreement in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015.

Stock Ownership of Mr. Trollope
As of May 1, 2018, Mr. Trollope does not own any shares of common stock of the Company.

Additional Information Regarding David DeWalt
One of the items of business for the Annual Meeting is the election of two Class I directors to our Board, each to serve for a three-year term. To further assist stockholders in their consideration of our director nominees, we are providing supplemental information regarding Mr. DeWalt’s attendance at the meetings of the Board and the Board committee on which he served during our 2017 fiscal year.

Although Mr. DeWalt attended less than 75% of such meetings in 2017, the Board recommends that stockholders vote “FOR” Mr. DeWalt’s election to the Board for the following reasons:

•
Mr. DeWalt attended over 75% of our regular and special Board meetings and meetings of the committee on which he served in 2014, 2015 and 2016 (representing each year, other than 2017, since our initial public offering in 2014). In addition, Mr. DeWalt was re-elected by our stockholders in 2016 with 99.3% support.

•	To date in our 2018 fiscal year, Mr. DeWalt has attended over 75% of Board meetings and his committee meetings.

•	In light of Mr. DeWalt’s strong attendance record during prior years, the Company considers the lower attendance percentage in 2017 to be an anomaly based on unusual circumstances.

•	Mr. DeWalt has committed to the Board that, barring illness or a family emergency, he will attend over 75% of Board meetings and his relevant committee meetings during our 2018 fiscal year.

•
Mr. DeWalt brings highly valuable insight and expertise to the Board from his many years of experience as a Chief Executive Officer and a Board member of technology companies. Mr. DeWalt has served for over six years as a Board member, and is one of the Company’s most trusted advisers as the Company has delivered strong and consistent growth and stockholder value.

The following sets forth biographical information regarding Mr. DeWalt:

David DeWalt, age 53, has served as a member of our Board since April 2012. Since November 2017, Mr. DeWalt has served as the Managing Director of AllegisCyber, an early stage venture capital investment firm that focuses on cybersecurity. Since June 2015, Mr. DeWalt has served as Vice Chairman of the board of directors of ForeScout Technologies, Inc., a leading cybersecurity provider of continuous monitoring and mitigation solutions. Since November 2011, Mr. DeWalt has served on the board of directors of Delta Air Lines, Inc, an airline company. From November 2012 until February 2017, Mr. DeWalt was a director of FireEye, Inc., a global network security company. From November 2012 until June 2016, Mr. DeWalt served as Chairman of the board of directors and Chief Executive Officer of FireEye and from June 2016 until February 2017, Mr. DeWalt served as the Executive Chairman of FireEye. From November 2005 to May 2013, Mr. DeWalt served on the board of directors of Polycom, Inc., a telepresence and voice communication solutions company. From February 2011 to April 2013, Mr. DeWalt served on the board of directors of Jive Software, Inc., a software company in the social business software industry. From April 2007 to February 2012, Mr. DeWalt served as President, Chief Executive Officer and Director of McAfee. Mr. DeWalt holds a B.S. degree in Computer Science from the University of Delaware.

We believe Mr. DeWalt should continue to serve on our Board because of his experience as Chief Executive Officer of publicly-held technology companies, expertise in software technology and service on the boards of directors of numerous other companies.

Given his valuable skill set, qualifications and contributions to the Board and the Company to date, the Board recommends that stockholders vote “FOR” the election of Mr. DeWalt, as well as the other Board nominee, at the Annual Meeting.